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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                ASIA ONLINE, LTD.


         Asia Online, Ltd. hereby certifies that:

         ONE: The original name of this corporation was Conrad ISP, Inc. and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 8, 1998.

         TWO: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

         The name of the corporation is ASIA ONLINE, LTD. (the "Corporation" or the "Company").

                                      II.

         The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle.

         The name of the Company's registered agent at said address is The Corporation Trust Company.

                                      III.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

         A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is one hundred million nine hundred ninety-one thousand (199,300,000) shares, (i) one hundred million (100,000,000) shares of which shall be Class A Voting Common Stock (the "Voting Common Stock"), (ii) twenty five million (25,000,000) shares of which shall be Class B Non-Voting Common Stock (the "Class B Common Stock"), (iii) thirty million (30,000,000) shares of which shall be Class C Non-Voting Common Stock (the "Class C Common Stock," and together with the Voting Common Stock and the Class B Common Stock, the "Common Stock") and (iv) forty-four million three hundred thousand



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(44,300,000) shares of which shall be Preferred Stock (the "Preferred Stock").
The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

         B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Voting Stock (as hereinafter defined) of the Company (voting together on an as-if-converted basis).

         C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         D. Eight million six hundred thousand (8,600,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). twelve million (12,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred"), twelve million (12,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B-2 Preferred Stock" (the "Series B-2 Preferred," and together with the Series B-1 Preferred, the "Series B Preferred"), eleven million seven hundred thousand (11,700,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

         E. Except as provided in this paragraph, the limitations, rights, preferences and privileges of the Voting Common Stock, the Class B Common Stock and the Class C Common Stock shall be identical. Except as otherwise required by applicable law, the holders of Class B Common Stock and Class C Common Stock shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote (including, without limitation, for the election of directors), and shares of Class B Common Stock and Class C Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

         Each share of Class C Common Stock shall automatically be converted into one share of Voting Common Stock immediately upon the earlier to occur of:
(i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company, or
(ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934. Upon the occurrence of such event, the outstanding shares of Class C Common Stock shall be converted automatically without



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any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class C Common Stock are delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by the Company in connection with such certificates. Upon the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class C Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

         F. Except as provided in this paragraph, the limitations, rights, preferences and privileges of the Series B-1 Preferred and the Series B-2 Preferred shall be identical. Except as otherwise required by applicable law, the holders of Series B-2 Preferred shall not be entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote (including, without limitation, for the election of directors), and shares of Series B-2 Preferred shall not be included in determining the number of shares voting or entitled to vote on any such matters.

         G. The Voting Common Stock, the Series A Preferred, the Series B-1 Preferred and the Series C Preferred shall be known collectively as the "Voting Stock".

         H. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred and the Series C Preferred (collectively the "Series Preferred") are as follows:

             1.   DIVIDEND RIGHTS.

                  (a) The holders of Series C Preferred, in preference to the holders of Series B Preferred, Series A Preferred and any other stock of the Company (such other stock, the "Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series C Preferred shall be $8.770653 per share. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  (b) Subject to Section 1(a), the holders of Series B Preferred, in preference to the holders of Series A Preferred and any Junior Stock of the Company, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are



                                       3.
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legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series B Preferred shall be $3.176317 per share. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  (c) Subject to Sections 1(a) and 1(b), the holders of Series A Preferred, in preference to the holders of any Junior Stock of the Company, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred shall be One Dollar and Fourteen Cents ($1.14) per share. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  (d) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company upon termination of services to the Company pursuant to agreements which permit the Company to repurchase such shares upon such termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Sections 1(a),(b) and (c) above) on the Series Preferred shall have been paid. In the event dividends are paid on any share of Junior Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Stock. The provisions of this Section 1(d) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

             2.   VOTING RIGHTS.

                  (a) GENERALLY. Except as otherwise provided herein or as required by law, the Series A Preferred, Series B-1 Preferred and Series C Preferred shall be voted equally with the shares of Voting Common Stock of the Company and not as separate classes, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Voting Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B-1 Preferred and Series C Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Voting Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B-1 Preferred and Series C Preferred are convertible (pursuant to Section 4 hereof) immediately after the close



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of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) SEPARATE VOTE OF SERIES C PREFERRED. For so long as at least one million (1,000,000) shares of the Series C Preferred (as adjusted for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series C Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series C Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                      (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series C Preferred; and

                      (iii) Any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences or other special rights or privileges, or restrictions of the Series C Preferred so as to affect them adversely.

                  (c) SEPARATE VOTE OF SERIES B PREFERRED. Subject to the rights of the Series C Preferred, for so long as at least three million two hundred thirty-six thousand (3,236,000) of the Series B Preferred (as adjusted for any stock split, reverse stock split or other similar event affecting the Series B Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                      (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series B Preferred; and

                      (iii) Any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences or other special rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely;



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                  (d) SEPARATE VOTE OF SERIES A PREFERRED. Subject to the rights of the Series B Preferred and the Series C Preferred, for so long as at least three million five hundred thousand (3,500,000) shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

                      (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series A Preferred; and

                      (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                  (e) ELECTION OF BOARD OF DIRECTORS. Until the Company shall have completed a Qualified Initial Public Offering, the authorized size of the Board of Directors shall be at least seven (7) and (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) the holders of Voting Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (iii) the holders of Voting Common Stock and Series A Preferred, Series B-1 Preferred and Series C Preferred, voting together as a single class, shall be entitled to select all remaining members of the Board of Directors (including those members nominated pursuant to Section 5.3(iii) of the Second Amended and Restated Investor Rights Agreement), provided that, with respect to any member nominated pursuant to
Section 5.3(iii) of the Second Amended and Restated Investor Rights Agreement, such member may be removed only by the person nominating such member.

             3.   LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series B Preferred, Series A Preferred or Common Stock or any Junior Stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company an



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amount per share of Series C Preferred equal to the Original Issue Price plus any declared but unpaid dividends on the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (b) After the payment of the full liquidation preference of the Series C Preferred as set forth in Section 3(a) above, and before any distribution or payment shall be made to the holders of any Series A Preferred or Common Stock or any Junior Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred equal to the Original Issue Price plus any declared but unpaid dividends on the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (c) After the payment of the full liquidation preferences of the Series C Preferred as set forth in Section 3(a) and Series B Preferred as set forth in Section 3(b) above, and before any distribution or payment shall be made to the holders of any Common Stock or any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred equal to the Original Issue Price plus any declared but unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. If, upon any such liquidation, distribution, or winding up, and following the payment of the full liquidation preferences to the Series C Preferred as set forth in Section 3(a) and Series B Preferred as provided in Section 3(b), the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this
Section 3(c), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (d) After the payment of the full liquidation preference of the Series C Preferred, Series B Preferred and the Series A Preferred as set forth in Sections 3(a), 3(b) and 3(c) above, and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.



                                       7.
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                  (e) The following events shall be considered a liquidation under this Section:

                      (i) Any consolidation or merger of the Company with or into, or acquisition of, any other corporation or other entity or person, or any other corporate reorganization, in which the holders of all voting securities of the Company immediately prior to such consolidation, merger, acquisition or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) immediately following such consolidation, merger, acquisition or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, (an "Acquisition"); or

                      (ii) A sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

             4.   CONVERSION RIGHTS.

                  The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series A Preferred, Series B Preferred and Series C Preferred into shares of Common Stock (the "Conversion Rights"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of (at the option of the holder) Voting Common Stock or Class B Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate", "Series B Conversion Rate" or "Series C Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred, Series B Preferred or Series C Preferred being converted.

                  (b) SERIES PREFERRED CONVERSION RATE.

                      (i) The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c).

                      (ii) The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c).

                      (iii) The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c).


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                  (c) SERIES PREFERRED CONVERSION PRICE.

                      (i) The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

                      (ii) The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

                      (iii) The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall collectively be referred to as the "Conversion Prices," and each a "Conversion Price."

                  (d) MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series C Preferred is issued (the "Original Series C Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable

                                       9.
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Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Series C Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination with respect to the Series A Preferred, Series B Preferred and Series C Preferred, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Series C Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Series C Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Series C Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a


                                      10.
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part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common
Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (i) SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                      (A) If at any time or from time to time after the Original Series C Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(D) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection
(i)(D) below) less than the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, then and in each such case each then existing applicable Conversion Price which is greater than the Effective Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(B)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date.

                      (B) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property


                                      11.

other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(C)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                      (C) For the purpose of the adjustment required under this
Section 4(i), if the Company issues or sells (A) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. Except as provided in the immediately following sentence, no further adjustment of any Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, any Series A Conversion Price, Series B Conversion Price or Series C Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of


                                      12.

Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

                      (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (u) shares of Common Stock issued upon conversion of the Series Preferred; (v) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Series C Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (w) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Series C Issue Date, (x) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock in each case issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors and (y) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors. References to Common Stock in the subsections of this subsection (i)(D) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

                  (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this
Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional


                                      13.

Shares of Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                  (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (l) AUTOMATIC CONVERSION.

                      (i) Each share of Series A Preferred, Series B-1 Preferred and Series C Preferred shall automatically be converted into shares of Voting Common Stock based on the then effective applicable Series Preferred Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $12.00 (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000 (a "Qualified Initial Public Offering"), each share of Series B-2 Preferred shall be automatically converted into shares of Class B Common Stock based on the then-effective applicable Series B Conversion Price upon such an event. Each share of Series A Preferred shall automatically be converted into shares of Voting Common Stock based on the then-effective applicable Series A Preferred Conversion Price at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class. Each share of Series B-1 Preferred shall automatically be converted into shares of Voting Common Stock based on the then-effective applicable Series B Conversion Price at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred, voting as a separate class and upon such affirmative vote each share of Series B-2 Preferred shall instead concurrently be automatically converted into shares of Class B Common Stock based on the

                                      14.

then-effective applicable Series B Conversion Price at such time as provided herein. Each share of Series C Preferred shall automatically be converted into shares of Voting Common Stock based on the then-effective applicable Series C Conversion Price at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred. Upon any such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                      (ii) Upon the occurrence of either of the events specified in Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                  (m) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


                                      15.

                  (o) NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by telex or facsimile, receipt of which is confirmed personally by the recipient or his or her designated representative, (iii) eight (8) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) three (3) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (p) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  (q) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series Preferred as required under Sections 3(a) and
(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

                  (r) VOLUNTARY CONVERSION OF SERIES B-1 AND B-2 PREFERRED. Subject to and in compliance with the provisions of this Section 4, any shares of Series B-1 Preferred may, at the option of the holder, be converted at any time, on a share-for-share basis, into fully-paid and nonassessable shares of Series B-2 Preferred. Subject to and in compliance with the provisions of this
Section 4, any shares of Series B-2 Preferred may, at the option of the holder, be converted at any time, on a share-for-share basis, into fully-paid and nonassessable shares of Series B-1 Preferred. Each holder of Series B-1 Preferred or Series B-2 Preferred, as the case may be, who desires to convert the same into other shares of Series B-1 Preferred or Series B-2 Preferred, as the case may be, pursuant to this clause (r) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B-1 Preferred or Series B-2 Preferred, as the case may be, being converted. Thereupon, the Company shall promptly issue and deliver, at such office to such holder, a certificate or certificates for the number of shares of Series B-1 Preferred or Series B-2 Preferred, as the case may be, as set forth in this clause (s). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B-1 Preferred or Series B-2 Preferred to be converted, and the person entitled to receive the shares of Series B-1


                                      16.

Preferred or Series B-2 Preferred, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Series B Preferred.

                  (s) VOLUNTARY CONVERSION OF VOTING AND CLASS B COMMON STOCK. At any time following, or in connection with, the sale of any Common Stock of the Company to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, subject to and in compliance with the provisions of this Section 4, any shares of Class B Common Stock may, at the option of the holder, be converted at any time, on a share-for-share basis, into fully-paid and nonassessable shares of Voting Common Stock. Subject to and in compliance with the provisions of this Section 4, any shares of Voting Common Stock held by a holder who is subject to regulation under the United States Bank Holding Company Act of 1956 (the "BHCA"), as amended (as described in clause (u) hereof), may, at the option of such holder, be converted at any time, on a share-for-share basis, into fully-paid and nonassessable shares of Class B Common Stock. Each holder of Voting Common Stock or Class B Common Stock, as the case may be, who desires to convert the same into other shares of Voting Common Stock or Class B Common Stock, as the case may be, pursuant to this clause (t) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Voting Common Stock or Class B Common Stock, as the case may be, being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock or Class B Common Stock, as the case may be, as set forth in this clause (t). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Voting Common Stock or Class B Common Stock to be converted, and the person entitled to receive the shares of Voting Common Stock or Class B Common Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock.

                  (t) RESTRICTIONS ON CONVERSION OF SERIES B-2 PREFERRED AND CLASS B COMMON STOCK. Notwithstanding any other right of conversion set forth in this Section 4, no share of Series B-2 Preferred or Class B Common Stock or any other security of the Company that does not generally carry a right to vote on matters on which stockholders of the Company are entitled to vote (collectively, a "Class B Security") held or controlled by a Bank Holding Company or a Subsidiary of a Bank Holding Company for purposes of the BHCA, shall be convertible into Voting Stock or any other security of the Company that generally carries a vote on matters on which stockholders of the Company are entitled to vote (a "Voting Security"), except to the extent that upon such conversion the aggregate number of Voting Securities held by such Bank Holding Company and its Subsidiaries or, in the case of Voting Securities held by a Subsidiary of a Bank Holding Company, such Subsidiary, its respective Bank Holding Company and the other Subsidiaries thereof, would not exceed 5% of any class of Voting Security. Any conversion of Class B Securities into Voting Securities other than in accordance with the preceding sentence shall be null and void. At any time a holder of Class B Securities may transfer such Class B Securities to any third party, subject always to any restrictions on transfer

                                      17.

to which such holder is bound, provided that if such holder of Class B Securities is a Bank Holding Company or a Subsidiary of a Bank Holding Company, then it may not transfer to any Person and its Affiliates Class B Securities (A) comprising, upon conversion into Voting Securities, in the aggregate more than 2% of issued and outstanding Voting Securities or (B) except (i) through a widely dispersed public distribution, such as an underwritten secondary offering, (ii) through sales under Rule 144 or 144A of the United States Securities Act of 1933, as amended, or (iii) to a third party that controls the Company, without taking into account any Voting or Class B Securities to be acquired from the Bank Holding Company and its Subsidiaries, or, in the case of Voting Securities or Class B Securities held by a Subsidiary of a Bank Holding Company, such Subsidiary, its respective Bank Holding Company and the other Subsidiaries thereof. For purposes of this clause (t), "Affiliate" shall mean as to any Person, any Person controlling, controlled by or under common control with such Person, either directly or indirectly through one or more intermediaries, and "control" for the purposes of this definition means the power to direct or cause the direction of the management and policies of a corporation through the direct or indirect ownership or more than 50% of its voting shares or otherwise. "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other agency and "Bank Holding Company" and "Subsidiary" shall have the same meaning as defined in Title 12 United States Code of Federal Regulations (CFR) Section 225.2.

             5.   REDEMPTION.

                  (a) The Company shall be obligated to redeem the Series Preferred as follows:

                      (i) The holders of at least a majority of the then outstanding shares of Series A Preferred may require the Company, to the extent it may lawfully do so, to redeem the Series A Preferred in three (3) equal annual installments beginning on February 26, 2004 (each a "Series A Redemption Date"), by delivering written notice to the Company at least ninety (90) days prior to that date.

                      (ii) The holders of at least a majority of the then outstanding shares of Series B Preferred may require the Company, to the extent it may lawfully do so, to redeem the Series B Preferred in three (3) equal annual installments beginning on February 26, 2004 (each a "Series B Redemption Date"), by delivering written notice to the Company at least ninety (90) days prior to that date.

                      (iii) The holders of at least a majority of the then outstanding shares of Series C Preferred may require the Company, to the extent it may lawfully do so, to redeem the Series C Preferred in three (3) equal annual installments beginning on February 26, 2004 (each a "Series C Redemption Date"), by delivering written notice to the Company at least ninety (90) days prior to that date.

                      (iv) Hereinafter, Redemption Date shall refer to any of the Series A Redemption Dates, Series B Redemption Dates, or Series C Redemption Dates. In each case the Company shall effect such redemptions on the applicable Redemption Date by paying in


                                      18.

cash in exchange for the shares of Series Preferred to be redeemed a sum equal to the applicable Original Issue Price per share of the Series Preferred to be redeemed (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the "Redemption Price." The number of shares of Series A Preferred, Series B Preferred or Series C Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of the applicable series of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series Preferred on a pro rata basis.

                      (v) At least thirty (30) days but no more than sixty (60) days prior to each Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series Preferred to be redeemed at such Redemption Date setting forth (A) the Redemption Price for the shares to be redeemed at such Redemption Date; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at such Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  (b) On or prior to each Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed at such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this
Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

                  (c) On or after such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred (except the right to


                                      19.

receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  (d) In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 4) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

             6.   NO REISSUANCE OF SERIES PREFERRED.

                  No share or shares of Series A Preferred, Series B Preferred or Series C Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                       V.

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VI.

         For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be as set forth in Section 2(d) hereof and as otherwise fixed by the Board of Directors in the manner provided in the Bylaws.

         B. Subject to the indemnification provisions in the Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

         C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.


                                      20.

                                     * * * *

         THREE: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Company.

         FOUR: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Company. A majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A Preferred Stock and more than sixty percent (60%) of the outstanding shares of Series B Preferred Stock, voting as separate classes, approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Company in accordance with said Section 228.



                                      21.

         IN WITNESS WHEREOF, ASIA ONLINE, LTD. has caused this Restated Certificate of Incorporation to be signed by the President this 21st day of March, 2000.


                                                  ASIA ONLINE, LTD.


                                                  By: /s/ KEVIN H. RANDOLPH
                                                     --------------------------
                                                          Kevin H. Randolph
                                                          President

























                      RESTATED CERTIFICATE OF INCORPORATION